Exhibit 99.1

September 27, 2018

PRESS RELEASE

Chart Industries, Inc. Announces Definitive Agreement to Acquire VRV Group and Strategic Realignment of the Segment Structure

Atlanta, GA | September 27, 2018 | Chart Industries, Inc. (Nasdaq: GTLS) announced today the signing of a definitive agreement to acquire VRV s.p.a. and its subsidiaries (collectively “VRV”). VRV is a diversified multinational corporation with highly automated, purpose-built facilities for the design and manufacture of pressure equipment serving the Cryogenic and Energy & Petrochemical end markets.

Combination Highlights:

◾	Complementary to Chart’s Distribution & Storage and Energy & Chemicals end markets and technologies

◾	End market expansion to the “warm” side of energy and petrochemical processing as well expanding our Energy & Chemicals presence within Europe

◾	Expands manufacturing footprint and improved port access by adding Italy, India and France production and commercial facilities

◾	Expands repair and service offering

In connection with the acquisition, Chart has agreed to pay €125 million (approximately $147 million USD, based on current exchange rates), which will be funded by a combination of Chart’s available cash on hand and debt under its current credit facility or another financing alternative, and assume the outstanding indebtedness of VRV (approximately €70 million or $83 million USD based on current exchange rates). The acquisition is expected to add annual net sales of $115 million in 2019, achieve significant cost synergies related to operational efficiencies and sourcing, and be EPS accretive in the first full year of ownership.

VRV has a rich history of engineering and design dating back to its beginning in 1956. During the 1970s, the company began to design and manufacture cryogenic equipment driven by Massimiliano Spada and then by his sons, Federico Spada and Alessandro Spada, both of whom will continue in executive roles in Chart.

“Chart is the best partner for VRV’s growth and global presence,” said the Spada family. “Together we will provide our worldwide customers a complete portfolio of products and services for the cryogenic, energy and petrochemical industries.”

“We are very pleased to bring VRV into the Chart family of companies with Alessandro and Federico Spada joining our team,” said Jill Evanko, Chart’s Chief Executive Officer. “VRV has technical strengths and manufacturing capabilities which are an excellent complement to ours and brings a strong leadership team for continued growth. Together we will now be able to provide a broader set of solutions to our customers and deliver faster results through an expanded global footprint. This acquisition is another step in our efforts to be a full-service, global provider to our customers.”

The VRV acquisition builds on our capital allocation strategy, focusing on core cryogenic and energy technologies. To support this strategic acquisition as well as Chart’s expanded focus on geographic expansion outside of North America, we are realigning our segmentation and naming a global commercial team. Effective immediately, our results will be reported in Energy & Chemicals, Distribution & Storage Western Hemisphere (the Americas), Distribution & Storage Eastern Hemisphere (Europe, Middle East, and Asia including China) and BioMedical. We expect these changes will provide improved transparency of business results to our shareholders, better align with Chart’s customer needs, and facilitate our growth strategies through collaboration of global and regional approaches. Additionally, further modifications to the Company’s segment reporting may be implemented depending upon the results of the previously disclosed BioMedical strategic review process. The Company is in the final stages of the review and will provide an update upon completion.

The transaction is subject to customary closing conditions. Credit Suisse served as exclusive financial advisor and Winston & Strawn LLP and NCTM served as legal advisors to Chart.

Chart will hold a conference call on Tuesday, October 2, 2018 at 9:30am eastern time to provide further information on the strategic capital deployment and business alignment. A supplemental deck will be posted on the Chart website at www.chartindustries.com under “investor relations” on the morning of the conference call. This webcast can be accessed through the Company’s website, www.chartindustries.com. Participants may also join the conference call by dialing (877) 312-9395 in the U.S. or (970) 315-0456 from outside the U.S. Please log in or dial in five to ten minutes prior to the scheduled start time.

Certain statements made in this news release are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include statements concerning the Company’s plans, objectives, future orders, revenues, margins, earnings or performance, liquidity and cash flow, capital expenditures, business trends, and other information that is not historical in nature. Forward-looking statements may be identified by terminology such as “may,” “will,” “should,” “could,” “expects,” “anticipates,” “believes,” “projects,” “forecasts,” “outlook,” “guidance,” “continue,” or the negative of such terms or comparable terminology.

Forward-looking statements contained in this news release or in other statements made by the Company are made based on management’s expectations and beliefs concerning future events impacting the Company and are subject to uncertainties and factors relating to the Company’s operations and business environment, all of which are difficult to predict and many of which are beyond the Company’s control, that could cause the Company’s actual results to differ materially from those matters expressed or implied by forward-looking statements. Factors that could cause the Company’s actual results to differ materially from those described in the forward-looking statements include Chart’s ability to close the VRV acquisition, successfully integrate VRV, achieve anticipated revenue, earnings and accretion; the risks and uncertainties found in Item 1A (Risk Factors) in the Company’s most recent Annual Report on Form 10-K filed with the SEC, which should be reviewed carefully, and risks and uncertainties associated with the strategic review process underway with respect to the BioMedical segment, and the results of such process, including any possible divestiture or transaction, and the uncertainty whether any such possible transaction is completed, and if so, the terms, structure and timing of any such transaction. The Company undertakes no obligation to update or revise any forward-looking statement.

Chart is a leading diversified global manufacturer of highly engineered equipment for the industrial gas, energy, and biomedical industries. The majority of Chart’s products are used throughout the liquid gas supply chain for purification, liquefaction, distribution, storage and end-use applications, a large portion of which are energy-related. Chart has domestic operations located across the United States and an international presence in Asia, Australia, Europe and Latin America. For more information, visit: http://www.chartindustries.com.

Contact:

Jillian Evanko

Chief Executive Officer

(770) 721-7739

Jillian.Evanko@chartindustries.com